EXHIBIT 10.1

AGRICULTURAL SUB-SUBLEASE
Date: November 22, 2011	R.E. # Triangle T (S&W Sub-Sublease)

  Parties. This Agricultural Sub-Sublease ("Lease") is being entered into by and between TRIANGLE T. PARTNERS, LLC, a California limited liability company, ("Lessor"), and S&W SEED COMPANY, a Delaware corporation ("Lessee").

  Lease of Property.

  2.1. Lessor leases that certain real estate located in the County of Madera, State of California, together with all improvements and fixtures located thereon, as more particularly described in EXHIBIT A attached hereto and made a part hereof ("Property") pursuant to that Agricultural Sublease dated August 20, 2010 between Lessor and Farmland Management Services ("FMS") ("Sublease"). Lessee has received a copy of the Sublease. Upon and subject to the terms and conditions of this Lease, and the Sublease, Lessor hereby subleases to Lessee and Lessee hereby leases from Lessor, those portions of the Property set forth in this Section ("Leased Property"). All field map references correspond to the fields labeled in EXHIBIT B attached hereto and made a part hereof.

  2.2. For the term of the lease, from the Effective Date until November 15, 2012, the fields summarized in Exhibit "C" shall be subject to this lease, including farm irrigation water wells as previously determined in Exhibit "D".

  2.3. Notwithstanding the provisions of Section 10.1 of the Sublease, by its signature below, FMS acknowledges and consents to this Lease, subject to its specific terms and conditions, and subject to Lessee agreeing to comply with the terms of this Lease and the Sublease, and Lessor's continued obligations under the Sublease.

  2.4. The parties acknowledge and agree that this Lease is intended to be an operating lease under the applicable U.S. Accounting Standards and Principles.

  Term and Effective Date.

  3.1. Term. The Leased Property is hereby leased beginning on November 16, 2011 ("Effective Date") and continuing through midnight on November 15, 2012. ("Term"). On the first day of the Term, Lessee shall be entitled to possession of the Leased Property, subject to compliance with the terms and conditions of this Lease and payment of the rent set forth herein. By its signature below, John Hancock Insurance Company (U.S.A.) ("Owner") consents to the terms and conditions of this Lease.

  3.2. Early Termination. DOES NOT APPLY

  Rent. Lessee shall pay to Lessor annual rent as follows:

  4.1. Rent for the term of the lease shall be $352,000.00 due and payable on November 22, 2011.

  Lessee Property Expenses.

  5.1. Except as otherwise expressly provided in this Lease, Lessor shall not be required to furnish any services or facilities to the Leased Property and Lessee shall be fully and solely responsible, at Lessee's sole cost and expense, to conduct all farming operations and keep, maintain and repair all parts of the Leased Property. Lessee shall pay for all cost of operating the Leased Property, including all farm costs, repairs and maintenance costs, Lessee's insurance costs, utilities, irrigation water costs, assessments, as well as any legal and consulting expenses to maintain the operations of the Leased Property. Lessor shall not be required to rebuild any improvements on the Leased Property or to make any repairs, replacements or renewals of any nature or description to the Leased Property or any improvement thereon, other than as expressly provided herein to the contrary. Lessee shall be solely responsible for the design and function of all improvements whether presently existing or installed during the Term. Subject to the terms of this Lease, any improvements shall not be removed, demolished or materially altered in any manner that would cause, over the long term, a material diminution in value of the Leased Property, without the consent of Lessor ("Material Change")

  5.2. Lessee shall maintain and repair all buildings, irrigation systems, roads, drainage, pumping systems, pipelines, equipment and any and all appurtenances thereto situated on the Leased Property, normal wear and tear excepted, and shall properly lubricate, service and care for same so as to prevent undue wear and tear on the items or equipment. Lessee shall maintain and repair, the Leased Property and all improvements and structures on, approaches to, and appurtenances of the Leased Property including, but not limited to, buildings, pumps, pumping plants, pumping stations, electric panels, electric transmission lines, pipelines, surface pipe, fences, ditches, roadways, culverts, levees and other structures and maintain them in as good order and condition as reasonable use for agricultural purposes and wear permit, damage by the elements and other causes and events beyond the reasonable control of Lessee excepted. Lessee shall furnish, at its sole expense, any irrigation, drainage or pumping items or equipment not included in the Leased Property as are necessary in Lessee's determination to the proper irrigation, drainage and operation of the Leased Property.

  5.3. Except as provided herein, Lessee shall promptly repair, replace or rebuilt any part of the Leased Property that may become damaged during the Term. Lessee, at its sole cost, may undertake any alterations, capital expenditures or other improvements to the Leased Property, with notice to Lessor, but without consent of Lessor, as long as such alterations, capital expenditures or other improvements do not constitute a Material Change. Lessee shall not make a Material Change in the Leased Property without Lessor's prior written consent, which shall not be unreasonably withheld or delayed.

  5.4. In the event of any maintenance, repair, improvements or alterations to be performed by Lessee as allowed by this Lease, Lessee shall comply with the following in connection therewith:

  5.4.1. All maintenance, repair, improvements or alterations shall be carried out in a good and workmanlike manner,

  5.4.2. All maintenance, repair, improvements or alterations shall be carried out by qualified contractors,

  5.4.3. All maintenance, repair, improvements or alterations shall be approved, to the extent legally required, by all of the required authorities and completed in material compliance with all applicable laws, rules, regulations and other requirements of governmental or quasi-governmental authorities having jurisdiction thereof,

  5.4.4. Lessee, and Lessee's agents, employees, contractors, invitees and licensees, shall procure and maintain such insurance as customarily required, and

  5.4.5. Lessee shall promptly pay and discharge (or bond over) all costs, expenses, damages and other liabilities that may arise in connection with or by reason of such work and never permit to exist beyond the due date thereof in respect of the Leased Property or any part thereof any unbonded lien or security interest, even though inferior to the interest of this Lease, and in any event never permit to be created or exist in respect of the Leased Property or any part thereof any other or additional lien or security interest.

  Maximum Expenditures. Notwithstanding anything in Section 5, above, to the contrary, from the Effective Date through November 15, 2012, Lessee's obligation to make repairs to groundwater wells, pipelines and irrigation systems shall not exceed Ten Dollars ($10.00) per acre during each year of the Term. Lessor agrees to reimburse Lessee for out-of- pocket repair and maintenance costs that are approved by Lessor, to the extent that they exceed said amount. Reimbursements shall be made within sixty (60) days of Lessee's submission of written documentation of expenditures. As an alternative, to the method set forth above in this section, Lessee may elect to pay the first Two Thousand Dollars ($2,000.00) per repair to groundwater wells, pipelines and irrigation systems per occurrence, subject to Lessee selecting such alternative by notice in writing to Lessor prior to the Effective Date.

  Notwithstanding anything in Section 5 or this Section to the contrary, the Lessor is not responsible for reimbursing the Lessee for any cost or expense associated with the center pivot irrigation equipment that is owned by the Lessee.

  Water.

  7.1. Allocation. The parties acknowledge that Property holds appropriative, riparian and groundwater rights ("Water Rights"). During the term of this Lease, The Leased Property shall be entitled to a pro- rata share of the collective total of the water available to the Property that may be produced from the Water Rights, including the appropriative, riparian and well water. Lessor makes no warranty or agreement of any kind concerning the amount of water available to the Leased Property, and Lessee shall in no way hold Lessor responsible for any shortage or excess of water for any intended purposes. Lessee agrees that the Water Rights shall be preserved and used solely in connection with the operation of the Leased Property.

  7.2. Maintenance. Lessee acknowledges that it is familiar with and knowledgeable with regards to the Water Rights, and agrees that it shall undertake to ensure compliance with any and all terms and conditions of water rights permits issued by the State of California.

  7.3. Restrictions on Use. Lessee agrees that the Water Rights shall be used solely in connection with the operation of the Leased Property. Lessee shall not remove any water from the Leased Property or otherwise dispose of any water, except in connection with the proper drainage of the Leased Property, without the express prior written consent of Lessor. Lessee agrees, upon request, to provide Lessor with records of water consumption on the Leased Property.

  7.4. Expense. There presently exist on the Leased Property several water systems, including pumps and pipelines. Maintenance of, and service and repairs to, that portion of the Water Rights and related water systems necessary for irrigation of the Leased Property shall be at Lessee's cost and expense and Lessee agrees to use all reasonable effort to keep said water systems, pumps, wells and pipelines in good condition normal wear and tear excepted. All power charges, including electric energy and standby charges for the operation of the water systems and pumps used for the Leased Property shall be at

  Lessee's expense. In the event that Lessee and Lessor jointly use irrigation wells or other water systems on the Property, Lessor shall be responsible for all irrigation water costs and administrative fees and Lessee shall meter its water use and reimburse Lessor for Lessee's pro rata water expenses. Lessee shall make reimbursement payments to Lessor within thirty (30) days of receipt of written invoice from Lessor.

  7.5. Indemnification. During the Term, Lessee agrees to, at its sole cost, indemnify Lessor against all losses that Lessor may suffer or incur as a result of any material breach by Lessee, its employees, agents or contractors of any of the conditions contained in the Water Rights, or a breach of any applicable Law regarding the use of water under the Water Rights.

  Condition of Leased Property. Lessee is fully familiar with the physical condition thereof, has received the same in good order and condition, and agrees that the Leased Property complies in all respects with the requirements of this Lease. Lessor makes no representation or warranty with respect to the condition of the Leased Property or its fitness or availability for any particular use, and Lessor shall not be liable for any latent or patent

  Payment of Taxes and Utilities. In addition to the rental herein stated, Lessee shall pay, all personal property taxes associated with the center pivot irrigation machines on the Leased Property, as well as its own personal property taxes. Lessee shall pay, in addition to the rental herein stated, all charges for steam, lights, fuel, gas, heat, electricity, power and all other utilities and services furnished to Lessee in connection with the use and occupancy of the Leased Property. At the expiration of the Term, personal property taxes and utilities shall be prorated between Lessor and Lessee.

  Beginning with Lease periods after November 15, 2012, rent shall include and Lessee shall be responsible for paying all property taxes on the Leased Property. At Lessor's option, Lessor may directly pay said property taxes and in turn, Lessee shall reimburse Lessor upon being invoiced.

  Assignment or Sublease. This Lease shall not be assignable by Lessee except to S&W Seed Company, a Nevada corporation, following the reincorporation of the Lessee from Delaware to Nevada.

  Interest. All past due rent and all other sums payable by Lessee under this Lease shall accrue interest at lesser of the rate of eighteen percent (18%) per annum or the highest rate allowed by applicable Laws from the date due, as applicable.

  Notices. Any notices provided for herein shall be in writing and sent by registered or certified mail to the Lessor and the Lessee at the respective address set forth below or to the address as shall be supplied in writing by either party to the other. Notices shall be in writing and sent by registered or certified mail to:

  Sub-Lessor: Triangle T Partners, LLC

  Attention: Grover T. Wickersham
  4408 Hays Drive
  Chowchilla, CA 93610

  P.O. Box 109
  El Nido, CA 93610

  Fax: (559) 665-5319
  Email: grover@wickersham.com

  Sub-Lessee: S&W Seed Company

  Attention: Matthew K. Szot
  25552 South Butte Avenue
  P.O. Box 235
  Five Points, CA 93624

  Fax: (559) 884-2750
  Email: mszot@swseedco.com

  Any notices required to be sent to Owner under this Lease shall be in writing and sent by registered mail to Owner at:

  Hancock Agricultural Investment Group
  99 High St., 26th Floor
  Boston, MA 02110-2320
  Attention: Managing Director

  Preservation of Lease on Sale of Property. The parties agree that this Lease shall not be terminated by reason of a sale of the Leased Property to a third party.

  Operations and Good Farming and Husbandry Practices.

  14.1. Use of the Leased Property. Lessee shall use farming practices, consistent with the proper and customary farming practices in the county where the Leased Property is located, in all aspects pertaining to the growing, storing and marketing of the crops and in the general conduct of operations and use of the Leased Property. Lessee shall operate and use the Leased Property for the sole purpose of conducting an agricultural operation under the terms and conditions provided in this Lease. Lessee shall, in due and proper season, perform all work required and essential in a good and workmanlike manner.

  14.2. Equipment, Tools, Seeds, and Labor. Lessee shall use and furnish, at its sole expense, the necessary equipment, tools, seeds and legal labor proper or necessary to a top-quality husbandry and farming operation on the Leased Property, with the exception of those expenses which Lessor has specifically agreed in writing to pay under the terms of this Lease.

  14.3. Pests, Diseases, Weeds and Erosion. Lessee shall use commercially reasonable means for the controlling and curing of pests and diseases which hinder and menace growing crops, supply and use commercially reasonable means to rid the Leased Property of same, and keep the Leased Property and crops thereon free from all types of weeds. Lessee agrees to use commercially reasonable efforts to adopt low-input sustainable agricultural practices with respect to the Leased Property when said practices can be implemented without any adverse impact on the investment returns from the Leased Property, to the extent such practices are widely used by the relevant farming industry and are otherwise deemed commercially reasonable and appropriate to Lessee in its sole but reasonable discretion. Lessee shall take reasonable care to prevent soil erosion, and agrees to fill in and control small washes or ditches that may form on the Leased Property. Lessee shall keep in good repair all terraces, open ditches and inlets and outlets of tile drains and shall preserve all established watercourses or ditches, including grass waterways, situated or lying on the Leased Property. Lessee shall use commercially reasonable efforts to cut and remove or spray and destroy all noxious weeds before they revert to seed and shall cut and spray all other weeds and grasses growing on the Leased Property, in the fields, farmstead, roadsides, irrigation ditches and fence rows; and in all other respects, shall attend to the care and maintenance of the Leased Property in a good and prudent manner. Lessee shall obtain any burning permits necessary in compliance herewith.

  14.4. Approved Crops. Unless otherwise consented to in writing by the Lessor acting reasonably, only the following crops and pasturage and acreage thereof shall be grown, produced or raised by Lessee on the Leased Property: cotton, alfalfa, corn, grasses, stevia, vegetable crops or small grains.

  Inspection. Lessor or Owner, or their authorized representatives or assignees, may enter the Leased Property at any time for the purpose of inspecting same or for the purpose of doing any work and taking any action thereon as may be required by this Lease (but nothing contained in this Lease shall create or imply any duty on the part of Lessor or Owner or their assignees to make any inspection or do any work other than as required by this Lease) and for the purpose of showing the Leased Property to prospective purchasers. Entry for the purposes specified herein shall not constitute an eviction of Lessee or termination of this Lease. At all times following forty-eight (48) hours' prior notice to Lessee, Lessor shall have access to the Leased Property buildings and to all reports, records, and information of the Lessee in respect thereto, for the purposes of inspecting, determining, and ascertaining that all of the requirements of the Lease have been fulfilled; including, without limitation, operation and maintenance procedures, and the public liability insurance requirements. Lessee shall maintain accurate and complete records of its operations on the Leased Property and make them available at any time for inspection and examination by Lessor. Lessee agrees to provide information as requested by Lessor with regard to fertilizer used, tillage practices, acreage reports, chemical usage, crop yields and crop grades, in a timely manner.

  Legal Requirements. Lessee, at its expense, shall promptly and diligently comply with all legal requirements pertaining to the operation of the Leased Property and the farming thereof.

  16.1. Permits, Licenses. Franchises, and Other Authorizations. Lessee, at its expense, shall promptly and diligently procure, maintain and comply with all permits, licenses, franchises and other authorizations which are now or at any time hereafter may be required by applicable Laws for the use and operation of the Leased Property contemplated hereby.

  16.2. Compliance with Laws. Lessee, at its expense, shall promptly and diligently comply in all respects with any and all current and future federal, state, and local laws, statutes, rules, regulations and ordinances, orders, judgments, decrees, injunctions, authorizations, directions, and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers as amended and modified from time to time which are now, or at any time hereafter, may be applicable to the operation of the Leased Property and the farming thereof, including but not limited to full compliance with government FSA and NRCS programs and with federal, state, and local common law.

  Condemnation. In the event that all or any portion of the Leased Property is taken by condemnation, eminent domain or other legal proceedings, Lessor shall have the right upon thirty (30) day's written notice to Lessee to terminate this Lease as to all or such portion so condemned and upon such termination the rent shall be equitably adjusted based on the reduction in the acreage. Lessor shall have no right to terminate this Lease with respect to that portion of the Leased Property that has not been condemned. If this Lease is so terminated as to all or any portion of the Leased Property, Owner shall be entitled to all damages or monies awarded for such condemnation less the value of Lessee's leasehold interest and any then-growing crop on the Leased Property. Lessee shall be entitled to any compensation attributable to its leasehold interest and in any then-growing crop on the Leased Property. Owner shall have the sole right to defend or settle any such condemnation action with respect to all interests in the Leased Property, excepting Lessee's leasehold interest and Lessee's interest in the crops.

  Indemnification and Insurance.

  18.1 Indemnification. Lessee shall protect, indemnify and hold harmless Lessor and Owner from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon, incurred by, or asserted against Lessor, Owner, or the Leased Property by reason of the operations conducted by Lessee on the Leased Property or as a result of any failure on the part of Lessee to perform or comply with any of the terms of this Lease, including representations, warranties and covenants. Lessor shall protect, indemnify and hold harmless Lessee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon, incurred by, or asserted against Lessee as a result of any failure on the part of Lessor to perform or comply with any of the terms of this Lease. The obligations of Lessee under this section shall survive any termination of this Lease.

  18.2 Insurance. During the Term, Lessee, at its sole cost, shall maintain comprehensive liability and property damage insurance on the premises with minimum limits of Two Million dollars ($2,000,000.00) combined single limit per occurrence. This insurance shall include hired and non-owned auto coverage and shall name Lessor and Owner as additional insured and as Loss Payee. This insurance will operate as primary insurance. The insurance policies shall name Owner and Lessor (or their assignees) as additional insureds as their respective interests appear and shall include an effective waiver by the carrier of all rights of subrogation against any named insured of the insured's interest in the Leased Property or any income derived from the Leased Property and shall provide that insurance proceeds shall be payable for the benefit of Owner and Lessor (or their assignees), and Lessee as their respective interests may appear. The insurance policies shall also provide that no material change to Lessor's detriment or cancellation of coverage shall be made without at least thirty (30) days prior written notice to Lessor and Lessee. All policies shall be executed with carriers with A.M. Best rating of B+ or higher. Documentation of all coverages, including additional insured certificates and endorsements, shall be provided to Lessor by Lessee upon reasonable notice. Lessee also agrees to carry Workers Compensation Insurance and Employers Liability to the extent required by law at all times during the term of this Lease.

  Waste and Protection of the Leased Property. Lessee shall not commit or permit waste or strip, shall supervise the Leased Property at all times, and shall exercise commercially reasonable efforts to prevent theft, vandalism and other damage to the Leased Property. In addition:

  19.1 No fertilizer, herbicide, pesticide, poison, chemical or other foreign substance, except those approved by the United States Department of Agriculture, and the State of California, shall be applied by Lessee to the Leased Property or crops growing thereon. The use of any such substance by Lessee shall be in strict conformity with the manufacturer's instructions, respecting the manner and timing of the application. Lessee shall maintain complete and accurate records respecting the time, place, quantity, kind and method of application of all such substances as may be utilized by Lessee, and shall furnish to Lessor upon request true and correct copies thereof. Lessee shall be responsible and shall defend and hold Lessor harmless against any liability arising out of the use of such chemicals and substances, including, but not limited to, the contamination of any water, soil, wildlife, or vegetation. No experimental fertilizer, herbicide, pesticide, poison, chemical or other foreign substance shall be applied to the Leased Property or to the crops growing thereon, except with Lessor's prior written consent.

  19.2 Without Lessor's prior written consent, which shall not be unreasonably withheld, Lessee shall be prohibited from using any soil application chemicals or amendments which have the effect of adversely impacting the Lessor's ability to plant said area to almond or pistachio trees upon termination of this Lease.

  No Claims Against Lessor, Etc. Nothing contained in this Lease shall constitute any consent or request by Lessor, express or implied, for the performance of any labor or services; the furnishing of any materials or other property in respect of the Leased Property or any part thereof; nor as giving Lessee any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in a fashion as would permit the making of any claim against Lessor, it being understood and agreed that the relationship between the parties hereunder shall consist solely as that of landlord and tenant (Lessor and Lessee); and in no event and under no circumstances shall the relationship be considered or construed as an agency, partnership, joint venture, or any similar relationship.

  Defaults by Lessee, Termination, Repossession and Reletting. If any Event of Default, as defined below, shall have occurred and be continuing, Lessor whether or not the Term shall have terminated pursuant to this section may enter upon and repossess the Leased Property or any part thereof by summary proceeding, ejection or otherwise, and may remove Lessee and all other persons and any and all property therefrom. Lessor shall be under no liability for or by reason of any entry, repossession or removal. At any time or from time to time after the repossession of the Leased Property or any part thereof, whether or not the Term shall have been terminated pursuant to this section, Lessor may (but shall be under no obligation to) relet the Leased Property or any part thereof for the account of Lessee, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for the term or terms and on the conditions and for the uses as Lessor in its uncontrolled discretion, may determine and may collect and receive the rents therefore. Lessee shall reimburse Lessor for all costs and expenses incurred by or on behalf of Lessor (including, without limitation, attorneys' fees and expenses) occasioned by any default by Lessee under this Lease. The following events ("Event of Default") constitute a default by Lessee under this Lease:

  21.1. Failure to Pay Rent. Lessee fails to pay any rent when and as same becomes due and payable and such failure continues for five (5) business days following receipt of written notice by Lessor of such non-payment;

  21.2. Failure to Comply with Other Terms of this Lease. Lessee fails to perform or comply with any of the other terms hereof; and the failure continues for more than thirty (30) days after written notice thereof from Lessor and Lessee has not within that period commenced with due diligence and dispatch the curing of the default;

  21.3. Insolvency. Lessee either:

  21.3A. makes a general assignment for the benefit of creditors; 21.3B. admits in writing the inability to pay debts as they become due; 21.3C. files a petition in bankruptcy;

  21.3D. is adjudicated a bankrupt or insolvent;

  21.3E. files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation.

  21.3F. files an answer admitting, or fails seasonably to contest, the material allegations of a petition filed against Lessee in any bankruptcy or insolvency proceedings;

  21.3G. seeks, consents to, or acquiesces in the appointment of any trustee, receiver or liquidator of Lessee or any material part of its properties;

  21.4. Commencement of Proceeding Against Lessee. Within ten (10) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding has not been dismissed; or within ten (10) days after the appointment, without the consent or acquiescence of Lessee, or any trustee, receiver or liquidator of Lessee or of any material part of its properties, the appointment has not been vacated;

  21.5. Entry of Final Judgment for Lessor Against Lessee. Within thirty (30) days after the entry of a final judgment for the payment of money to Lessor is rendered against Lessee, the judgment has not been discharged or execution thereof stayed pending appeal; or within thirty (30) days after the expiration of any stay, the judgment has not been discharged then, and in any event, Lessor at any time thereafter may give a written termination notice to Lessee; and on the date specified in the notice, this Lease shall terminate and, subject to paragraph 20 hereof, the Term shall expire and terminate by limitation; and all rights of Lessee under this Lease shall cease, unless, before the specified date:

  21.5.A all arrears of rent and all other sums payable by Lessee under this Lease together with interest thereon at the rate specified in Section 11 and all costs and expenses payable by the terms of this Lease, including, without limitation, attorneys' fees and expenses, incurred by or on behalf of Lessor hereunder have been paid by Lessee; and

  21.5.B all other defaults at the time existing under this Lease shall have been fully remedied to the reasonable satisfaction of Lessor.

  Survival of Obligations; Damages. No termination of this Lease or the term thereof, and no repossession of the Leased Property or any part thereof pursuant to Section 21, shall relieve Lessee or Lessor of their respective liabilities and obligations hereunder, all of which shall survive the termination or repossession. In the event of any termination or repossession pursuant to Section 21, Lessee shall pay to Lessor all rents and other sums required to be paid by Lessee up to the time of the expiration, termination or repossession. In the event of any expiration, termination or repossession, Lessee shall pay to Lessor all rents and other sums required to be paid by Lessee up to the time of the expiration, termination or repossession; and thereafter Lessee (until the end of what would have been the full term of this Lease in the absence of the expiration, termination or repossession and whether or not the Leased Property or any part thereof shall have been relet) shall be liable to Lessor for and shall pay to Lessor as liquidated and agreed current damages for Lessee's default all rent and other sums which would be payable under this Lease by Lessee in the absence of the expiration, termination or repossession LESS all net rents collected by Lessor from any reletting effected for the account of the Lessee pursuant to this Lease, after deducting from the proceeds all of Lessor's expenses in connection with the reletting (including, without limitation, all repossession costs, brokerage commissions, legal and accounting expenses, attorney's fees and expenses, employees' expenses, promotional expenses, and expenses of preparation for the reletting). Lessee shall pay current damages annually on the rent payment dates applicable in the absence of the expiration, termination or repossession; and Lessor shall be entitled to recover the same from Lessee on each applicable date.

  Performance on Behalf of Lessee. In the event that Lessee shall be in default of any obligation to make any payment or perform any act required hereunder to be made or performed by Lessee under this Lease, then Lessor may, but shall be under no obligation to, after written notice to Lessee as may be reasonable under the circumstances, make a payment or perform an act with the same effect as if made or performed by Lessee. Entry by Lessor upon the Leased Property for the 'above purpose shall not waive or release Lessee from any obligation or default hereunder. Lessee shall reimburse, with interest at the rate specified in Section 11, Lessor for all sums so paid by Lessor and all costs and expenses incurred by Lessor in connection with the performance of any act which Lessee fails to perform as required by this Lease.

  Quiet Enjoyment. Lessor covenants with Lessee that upon Lessee's entry onto the Leased Property and Lessee's performance of each of the terms and conditions of this Lease, Lessee shall have full freedom and use of the Leased Property in accordance with the terms hereof.

  Remedies. Each right, power and remedy of Lessor or Lessee provided in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute; and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of its respective rights, powers, or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor or Lessee of any or all other rights, powers or remedies.

  Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a default thereof, and no submission by Lessee or acceptance by Lessor of full or partial rent during the continuance of any default, shall constitute a waiver of any default or any term. No waiver of any default shall affect or alter this Lease which shall continue in full force and effect or affect the respective rights of Lessor or Lessee with respect to any other then-existing or subsequent default.

  Provisions Subject to Applicable Law/Severability. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Lease invalid or unenforceable. If any term of this Lease shall be held to be invalid, illegal or unenforceable, the validity of the other terms of this Lease shall in no way be affected thereby. This Lease shall be governed by and construed according to the laws of the state where the Leased Property is located.

  Conveyance by Lessor. In case the original or any successor Lessor shall convey or otherwise dispose of its interest in the Leased Property, it shall thereupon be released from all liabilities and obligations of Lessor under this Lease for the time period following the conveyance or disposal.

  Lessor's Liens. Lessor shall be entitled to and shall have a valid claim and lien against Lessee to recover for all money advanced for employment of labor or otherwise advanced to protect Lessor against any loss due to Lessee's failure to fulfill and perform or carry out the conditions and agreements. No lien created by Lessee shall ever be or become prior to Lessor's claim and lien.

  Minerals. Coal, oil, gas, minerals and mineral rights ("Mineral Rights") in, on or underneath the surface of the Leased Property or any part thereof are not covered by this Lease, and Lessee has no right pursuant to this lease to access, drill, excavate or otherwise disturb the surface of the Leased Property or crops planted thereon to exercise any Mineral Rights, Owner and this restriction shall be binding upon the respective successors, lessee's and assigns of Owner and Lessor.

  Conservation Damage or Destruction. Lessee, in the operation and use of the Leased Property for the purposes set forth herein, shall not cause, consent to, or in any way or manner allow any act or practice to be perpetrated upon the Leased Property which would ultimately result in damage to or destruction of a conservation practice.

  Hazardous Materials.

  32.1. Use of Hazardous Materials and Indemnification.

  32.1A. Lessee covenants that it shall not cause or permit any Hazardous Material to be generated, stored, used, treated, handled, processed, transferred, transported or disposed of or otherwise released on the Leased Property during the Term by Lessee, its agents, employees, or contractors without the prior written consent of Lessor. In no event shall Lessee allow or otherwise authorize discharge or release of any Hazardous Materials to any sewer, storm water system, stream, or other unauthorized point, on the Leased Property.

  32.1B. If Lessee breaches the obligations stated in this section., or if contamination of the Leased Property by Hazardous Material occurs as a result of the acts or omissions of Lessee, its agents, employees, or contractors during the Term, then Lessee shall indemnify, defend, and hold Lessor and Owner and their assignees harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, damages and expenses suffered or incurred by Lessor or Owner, as the owner of the Leased Property, by virtue of any assertion of Federal or State lien or claim brought or filed against Lessor and/or Owner or their assignees or the Leased Property, reasonable attorneys' fees and expert fees, and costs incurred in connection with any investigation of site conditions or any clean-up or remediation work required by any federal, state or local governmental agency) which arise during or after the Term as a result of the contamination. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

  32.1C. In the event of any contamination of the Leased Property or release or disposal of any quantity of hazardous material(s) on the Leased Property resulting from Lessee's breach of its obligations under this Section 34, Lessee shall: (i) promptly notify Owner and Lessor, shall comply with all applicable laws, and shall promptly take all actions, in accordance with the provisions of all applicable environmental laws, at its sole expense, as are necessary to return the Leased Property to the condition existing prior to the presence of any Hazardous Material(s) on the Leased Property; (ii) obtain written approval from the appropriate state environmental agency that the Leased Property, and any other affected property, has been cleaned up to the satisfaction of the agency.

  32.2. Hazardous Materials Definition. As used herein, "Hazardous Materials" means:

  32.2.A. Any hazardous or toxic substance, material or waste, including, but not limited to, any substance, product, or other material of any nature whatsoever which is or becomes listed, regulated or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., all as amended; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect;

  32.2.B. Any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance, equitable indemnity, or strict liability or under any reported decisions of a state or federal court.

  Notwithstanding, the term Hazardous Materials does not include licensed chemicals, herbicides, fertilizers, manure, petroleum products, fuels, lubricants and other chemicals customarily and legally used according to stated use and applications in farming practices in the County where the Leased Property is situated.

  32.3. Disclosure. Lessee shall promptly provide Owner and Lessor with all notices and other communications received from any federal, state, and local department and/or agency which enforces and administers environmental laws.

  32.4. Inspection. Owner, Lessor and their agents and assignees shall have the right, but not the duty, to inspect the Leased Property upon reasonable notice to Lessee to determine whether Lessee is complying with the terms of this section. If Owner or Lessor or their agents or assignees determine that Lessee is not in compliance with this section, Owner and Lessor and their agents and assignees may immediately enter the Leased Property to remedy, at Lessee's sole expense, any contamination of Hazardous Material(s) caused by Lessee's failure to comply with applicable laws and to take any and all other actions Owner or Lessor deems necessary to cure the failure of compliance, notwithstanding any other provision of this Lease. Lessee shall immediately reimburse Lessor or Owner or their assignees for any amounts paid by them together with interest pursuant to Section 11. Entry by Owner or Lessor or their assignees upon the Leased Property for the above purpose shall not waive or release Lessee from any obligations or default hereunder.

  32.5. Default. Any default under this section by Lessee shall be an Event of Default enabling Lessor to exercise any of the remedies set forth in this Lease. The terms of this section shall survive the termination of this Lease.

  Time is of the Essence. Time is of the essence in the performance by Lessee of the agreements and obligations as provided by this Lease.

  End of Term. Upon expiration or other termination of the terms of this Lease, Lessee shall immediately quit and surrender to Lessor the Leased Property in good order and condition, ordinary wear and tear excepted, and shall remove all of Lessee's equipment. Lessee shall restore any damage to the Leased Property caused by the removal of Lessee's equipment. No holding over shall be permitted without Lessor's prior written consent.

  Memorandum of Lease. If requested in writing by Lessor or Lessee, Lessor and Lessee will execute, acknowledge and record in the Madera County, California real property records a memorandum of the Lease.

  Leased Property Revenues. During the Term, Lessee shall be entitled to all income and proceeds from the farming and ranching operations and activities on the Leased Property, including but not limited to income and proceeds from all crops, crop insurance, government payments and subsidies.

  Right to Purchase. DOES NOT APPLY

  Miscellaneous.

  38.1. Amendments. This Lease may be amended, waived, discharged or terminated only by an instrument in writing, signed by both parties. This Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The headings of this Lease are for purposes of reference only and shall not limit or define the meaning hereof.

  38.2. Government Quarantine. Lessee shall faithfully observe all quarantine or government regulations having relation to the growing of crops on said Leased Property.

  38.3. Escaping Waters. Lessee shall exercise a reasonable degree of care to prevent irrigation water from escaping from the Leased Property and from the ditches and conduits of Lessee, flooding or interfering with the use of adjoining lands, roads, or lanes.

  38.4. Clearing Drainage and Irrigation Ditches. Lessee shall at its own cost and expense clear and clean out all foreign growth from the drainage and irrigation ditches pertaining to the Leased Property whenever it is necessary or advisable that said irrigation or drainage ditches be cleared and cleaned of foreign growth.

  38.5. Financial Statements. Lessee agrees to provide Lessor with a financial statement not less than annually, upon written request from Lessor.

IN WITNESS WHEREOF, the parties hereto, on the date first-above written, have caused this Lease to be executed in duplicate.

LESSOR: TRIANGLE T. PARTNERS, LLC
               a California limited liability partnership [sic]

By: /s/ Matthew C. Grewal
Matthew C. Grewal
Its: Farm Manager and Authorized Signatory

LESSEE: S & W Seed Company
               a Delaware Corporation

By: Matthew K. Szot
Matthew K. Szot
Its: Senior Vice President of Finance and
Chief Financial Officer

OWNER: JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
 a Michigan corporation

By: HANCOCK NATURAL RESOURCES GROUP, INC.
its Investment Manager

By: /s/

Its:

LESSOR: FARMLAND MANAGEMENT SERVICES
 a California Corporation

By: /s/

Its:

EXHIBIT A

LEGAL DESCRIPTION

The land referred to in this policy is described as follows:

Real property in the unincorporated area of the County of Madera, State of California, described as follows:

PARCEL NO. 1: (APN'S 020-220-002; 021-130-005)

THE SOUTH HALF OF BLOCKS 35 AND 36 OF SUBDIVISION NO. 4 OF THE CHOWCHILLA RANCH, ACCORDING TO THE MAP THEREOF RECORDED OCTOBER 10, 1912 IN VOLUME 3 OF MAPS AT PAGE 11, MADERA COUNTY RECORDS.

PARCEL NO. 2: (APN'S 022-010-005; 022-010-006; 022-010-007; 022-020-001; 022-030-001; 022-090-004; 022-090-005; 022-090-006; 022-100-002; 022-100-003; 022-100-004; 022-110-001; 022-120-001; 022-130-007; 022-170-003; 022-1.70-004; 022-170-005; 022-180-001; 022-190-001; 022-200-008; 043-013-003; 043-013-005; 043-014-002; 043-015-002; 043-015-004; 043-015-005; 043-016-002; 043-016-003; 043-016-004; 043-021-001; 043-022-002; 043-022-003; 043-023-003; 043-023-004; 043-024-003; 043-024-004; 043-061-004; 043-063-002; 043-063-003; 043-064-003; 043-064.004; 043-071-001; 043-072-001; 043-073-010; 043-074-001)

ALL OF BLOCKS 4, 5, 6, 7, 8, 9, 10, THE WEST HALF OF BLOCK 11, THE WEST HALF OF BLOCK 14, ALL OF BLOCKS 15, 16, 17, 18, 19 AND 20, THE WEST HALF OF BLOCK 21, THE WEST HALF OF BLOCK 24, ALL OF BLOCKS 25, 26, 27, 28 AND 29 AND THE WEST HALF OF BLOCK 30 OF SUBDIVISION NO. 3 OF. THE CHOWCHILLA RANCH, ACCORDING TO THE MAP THEREOF RECORDED OCTOBER 10, 1912 IN VOLUME 3 OF MAPS; AT PAGE 10, MADERA COUNTY RECORDS.

EXCEPTING FROM THE SAID BLOCKS 6 AND 7 THAT PORTION DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF BLOCK 7; THENCE ALONG THE SOUTH LINE OF SAID BLOCK, NORTH 89° 29' EAST 2390.40 FEET TO A FENCE CORNER, THENCE ALONG A NORTH-SOUTH FENCE, THE FOLLOWING FIVE COURSES: NORTH 2° 05' WEST 1906.00 FEET; NORTH 26° 40' WEST 1664.00 FEET; NORTH 12° 53' WEST 1877.75 FEET TO A POINT ON THE NORTH LINE OF BLOCK 7, THENCE NORTH 12° 53' WEST 4185.10 FEET; THENCE NORTH 87° 43' WEST 455.90 FEET TO A POINT ON THE WEST LINE OF BLOCK 6 (WHICH POINT BEARS SOUTH 1° 25' EAST, 1228.80 FEET FROM THE NORTHWEST CORNER OF BLOCK 6); THENCE ALONG THE WEST LINE OF BLOCK 6, SOUTH 1° 25' EAST 4052.20 FEET TO THE SOUTHWEST CORNER OF BLOCK 6; THENCE SOUTH 1° 25' EAST 5298.20 FEET ALONG THE WEST LINE OF BLOCK 7 TO THE POINT OF BEGINNING.

(CONTINUED NEXT PAGE)

(PARCEL 2 CONTINUED)

ALSO EXCEPTING THAT PORTION, IF ANY, OF BLOCKS 7, 8, 28, 29 AND 30 LYING SOUTH OF AND OF BLOCKS 17, 18, 27 AND 28 LYING WEST OF THE LINES ESTABLISHED AS THE DIVISION LINES BETWEEN MILLER & LUX INCORPORATED, AND ALEXANDER B. FLEMING AND DAVID JOHNSON, BY DEEDS RECORDED IN VOLUME 29 OF DEEDS, AT PAGES 389 AND 393, MADERA COUNTY RECORDS.

ALSO EXCEPTING FROM THE SAID WEST HALF OF BLOCK 11 THAT PORTION THEREOF HERETOFORE CONVEYED TO THE SACRAMENTO AND SAN JOAQUIN DRAINAGE DISTRICT BY THE DEED. RECORDED SEPTEMBER 8, 1966 IN VOLUME 970 OF OFFICIAL RECORDS, PAGE 445, MADERA COUNTY RECORDS, INSTRUMENT NO. 12107.

ALSO EXCEPTING THE SOUTH 1980 FEET OF THE NORTH 2020 FEET OF THE EAST HALF OF THE NORTHWEST QUARTER OF SAID BLOCK 24.

ALSO EXCEPTING THEREFROM BEGINNING AT THE NORTHWEST CORNER OF SAID BLOCK 24; THENCE SOUTH 00° 00' 52" EAST ALONG THE WEST LINE OF SAID BLOCK 24 A DISTANCE OF 40.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 00° 00' 52" EAST ALONG THE WEST LINE OF SAID BLOCK 24 A DISTANCE OF 2,600.83 FEET TO THE WEST QUARTER OF SAID BLOCK 24; THENCE SOUTH 89° 25' 31" EAST ALONG THE SOUTH LINE OF THE NORTHWEST QUARTER OF SAID BLOCK 24 A DISTANCE OF 980.78 FEET; THENCE NORTH 00° 01' 28" EAST A DISTANCE OF 2,601.15 FEET TO A POINT 40.00 FEET SOUTH OF THE NORTH LINE OF SAID BLOCK 24; THENCE NORTH 89° 26' 43" WEST PARALLEL WITH THE NORTH LINE OF SAID BLOCK 24 A DISTANCE OF 982.53 FEET TO THE TRUE POINT OF BEGINNING.

ALSO EXCEPTING THEREFROM BEGINNING AT THE CENTER OF SAID BLOCK 24; THENCE NORTH 89° 25' 31" WEST ALONG THE SOUTH LINE OF THE NORTHWEST QUARTER OF SAID BLOCK 24 A DISTANCE OF 1,660.17 FEET; THENCE NORTH 00° 01' 28" EAST A DISTANCE OF 2,601.25 FEET TO A POINT 40.00 FEET SOUTH OF THE NORTH LINE OF SAID BLOCK 24; THENCE SOUTH 89° 26' 43" EAST AND PARALLEL WITH THE NORTH LINE OF SAID BLOCK 24 A DISTANCE OF 1,657.79 FEET TO A POINT ON THE EAST LINE OF THE NORTHWEST QUARTER OF SAID BLOCK 24, DISTANT THEREON SOUTH 00° 01' 42" EAST 40.00 FEET FROM THE NORTH QUARTER CORNER OF SAID BLOCK 24; THENCE SOUTH 00° 01' 42" EAST ALONG THE EAST LINE OF THE NORTHWEST QUARTER OF SAID BLOCK 24 A DISTANCE OF 2,601.76 FEET TO THE POINT OF BEGINNING.

PARCEL NO. 3: (APN 022-010-003)

ALL THAT PORTION OF BLOCK 34 IN SUBDIVISION NO. 5 OF THE CHOWCHILLA RANCH, ACCORDING TO THE MAP THEREOF RECORDED OCTOBER 10, 1912 IN VOLUME 3 OF MAPS, AT PAGE 12, MADERA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID BLOCK 34; THENCE SOUTH 1° 25' EAST 1228.80 FEET ALONG THE EAST LINE OF SAID BLOCK TO A POINT ON AN EAST-WEST FENCE; THENCE ALONG SAID FENCE THE FOLLOWING COURSES: NORTH 87° 43' WEST 102.15 FEET; NORTH 83° 26' WEST 948.00 FEET; NORTH 70° 39' WEST 637.50 FEET; NORTH 60° 37' WEST 937,75 FEET; NORTH 72° 32' WEST 254,75 FEET; NORTH 84° 18' WEST 465,00 FEET; NORTH 21° 29' WEST 151.00 FEET; AND NORTH 9° 01' EAST 156.5 FEET TO A POINT ON THE NORTH LINE OF SAID BLOCK 34; THENCE ALONG SAID NORTH LINE, NORTH 89° 28' EAST 3167.00 FEET TO THE POINT OF BEGINNING.

PARCEL NO. 4: (APN'S 022-040-003, 022-050-006 AND 021-130-008)

ALL THOSE PORTIONS OF LOTS 1246, 1247, 1248, 1249 AND 1250 IN BLOCK 37, AND OF LOTS 1269, 1270, 1271, 1272, 1273, 1274, 1275 AND 1294 TO 1301, INCLUSIVE, IN BLOCK 3, AND OF LOTS 1293, 1302 AND 1303 IN BLOCK 2 OF DAIRYLAND FARMS SUBDIVISION NO. 4, ACCORDING TO THE MAP THEREOF RECORDED NOVEMBER 15, 1916 IN VOLUME 4 OF MAPS AT PAGES 39 AND 40, MADERA COUNTY RECORDS, WHICH LIE SOUTHERLY AND SOUTHWESTERLY . OF THE SOUTHWESTERLY LINE OF THE PARCEL OF LAND DESIGNATED PARCEL 3265-A DESCRIBED IN THE DEED FROM TRIANGLE T RANCH, INC., TO THE SACRAMENTO AND SAN JOAQUIN DRAINAGE DISTRICT RECORDED SEPTEMBER 8, 1966 IN VOLUME 970 OF OFFICIAL RECORDS, PAGE 445, MADERA COUNTY RECORDS, INSTRUMENT NO. 12107.

EXHIBIT "B"

PROPERTY FIELD MAP

Triangle T
Ranch Map
June 24, 2010

EXHIBIT C
S&W SEED SUB-SUBLEASE PROPERTY

Field ID	Acres

16G	69
16H	73
17D	84
17E	73
17F	65
20A	85
20B	112
21A	111
21B	74
21C	151
22B	151
27A	150
27B	122
27C	150
27D	151
28A	90
28B	76
28C	83
28D	98
29A	58
29B	90
29C	90
S33A	66
S33B	59
S33D	38
S33E	45
2,642

Note: Field Acres provided by Seller and field names correspond to Map in Exhibit B

EXHIBIT D

SUBLESSOR WELL NUMBERS

WELL NUMBERS 36, 39, 40, 41, 42, 43, 44, 45, 46, 47, 48, 49, 50, 51, 52, 53, 54, 55, 56, 57,58,59, 60, 61, 62, 63